Rule 424(b)(2)
Registration Statement No. 333-131159

2-yr Floating Rate Notes: CUSIP 125581 CV8; ISIN US125581CV86; Common Code 029203512
2-yr FFO Floating Rate Notes: CUSIP 125581 CW6; ISIN US125581CW69; Common Code 029203504
3-yr Floating Rate Notes: CUSIP 125581 CX4; ISIN US125581CX43; Common Code 029203539

PRICING SUPPLEMENT NO. 18
Dated March 7, 2007 to
Prospectus, dated January 19, 2006 and
Prospectus Supplement, dated January 20, 2006

$2,500,000,000

$1,000,000,000 Floating Rate Senior Notes due March 12, 2009
$500,000,000 Floating Rate Senior Notes due March 12, 2009
$1,000,000,000 Floating Rate Senior Notes due March 12, 2010

Joint Lead Managers

Credit Suisse	Goldman, Sachs & Co.	HSBC

Co-Managers

Banc of America Securities LLC	Barclays Capital	BNP PARIBAS

Merrill Lynch & Co.		RBC Capital Markets

	Calculation of Registration Fee
		Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Amount of
Securities to be Registered	Registered	Price	Registration Fee (1)
2-yr Floating Rate Senior Notes due March 12, 2009	$1,000,000,000	100%	$30,700
2-yr Floating Rate Senior Notes due March 12, 2009	$ 500,000,000	100%	$15,350
3-yr Floating Rate Senior Notes due March 12, 2010	$1,000,000,000	100%	$30,700
(1) This Registration Fee is calculated pursuant to Rule 457(r) under the Securities Act.

(X) Senior Notes	( ) Subordinated Notes

Principal Amount:

$1,000,000,000 aggregate principal amount of Floating Rate Senior Notes due March 12, 2009 (the “2-yr Floating Rate Notes”);

$500,000,000 aggregate principal amount of Floating Rate Senior Notes due March 12, 2009 (the “2-yr FFO Floating Rate Notes”); and

$1,000,000,000 aggregate principal amount of Floating Rate Senior Notes due March 12, 2010 (the “3-yr Floating Rate Notes,” and collectively, with the 2-yr Floating Rate Notes and the 2-yr FFO Floating Rate Notes, the “Notes”).

Proceeds to Corporation:

99.900%, or $999,000,000 in the aggregate, for the 2-yr Floating Rate Notes;

99.900%, or $499,500,000 in the aggregate, for the 2-yr FFO Floating Rate Notes; and

99.850%, or $998,500,000 in the aggregate, for the 3-yr Floating Rate Notes.

Underwriters’ Commission:

0.100%, or $1,000,000 in the aggregate, for the 2-yr Floating Rate Notes;

0.100%, or $500,000 in the aggregate, for the 2-yr FFO Floating Rate Notes; and

0.150%, or $1,500,000 in the aggregate, for the 3-yr Floating Rate Notes.

Issue Price:

100.00%, or $1,000,000,000 in the aggregate, for the 2-yr Floating Rate Notes;

100.00%, or $500,000,000 in the aggregate, for the 2-yr FFO Floating Rate Notes; and

100.00%, or $1,000,000,000 in the aggregate, for the 3-yr Floating Rate Notes.

Original Issue Date:	March 14, 2007, for each of the 2-yr Floating Rate Notes, the 2-yr FFO Floating Rate Notes and the 3-yr Floating Rate Notes.

Maturity Date:

March 12, 2009 for each of the 2-yr Floating Rate Notes and the 2-yr FFO Floating Rate Notes, provided that if any such day is not a Business Day, the required payment of principal and interest will be made on the following day which is a Business Day as if it were made on the date the payment was due, and no interest will accrue as a result of the delayed payment.

March 12, 2010 for the 3-yr Floating Rate Notes, provided that if any such day is not a Business Day, the required payment of principal and interest will be made on the following day which is a Business Day as if it were made on the date the payment was due, and no interest will accrue as a result of the delayed payment.

Interest Rate Basis:	LIBOR Telerate for each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes; and Federal Funds (Open) Rate for the 2-yr FFO Floating Rate Notes.

Index Maturity:	Three months for each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes; and Overnight for the 2-yr FFO Floating Rate Notes.

Spread:	+6 basis points (0.060%) for the 2-yr Floating Rate Notes; +15 basis points (0.150%) for the 2-yr FFO Floating Rate Notes; and +12 basis points (0.120%) for the 3-yr Floating Rate Notes.

Interest Rate Calculation:

LIBOR Telerate determined on the Interest Determination Date plus the Spread for each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes; and

Federal Funds (Open) Rate determined on the Interest Determination Date plus the Spread for the 2-yr FFO Floating Rate Notes.

Initial Interest Rate:

LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread for each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes; and

Federal Funds (Open) Rate determined on the Original Issue Date plus the Spread for the 2-yr FFO Floating Rate Notes.

Specified Currency:	U.S. Dollars ($).

Delivery:	The Notes are expected to be delivered in book-entry form only, to purchasers through The Depository Trust Company, Clearstream and Euroclear, as the case may be, on or about March 14, 2007.

Form:	Global Notes.

Denominations:	The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest Reset Dates:

For each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes, quarterly on March 12, June 12, September 12 and December 12 of each year, commencing on June 12, 2007, provided that if any such day would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

For the 2-yr FFO Floating Rate Notes, each Business Day, commencing on March 14, 2007, provided that (a) the Federal Funds (Open) Rate in effect for any day that is not a Business Day shall be the Federal Funds (Open) Rate in effect for the prior Business Day and (b) the Federal Funds (Open) Rate in effect on the second Business Day preceding an Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.

Interest Payment Dates:	For each of the Notes, on the Maturity Date and quarterly on March 12, June 12, September 12 and December 12 of each year, commencing on June 12, 2007, provided that if any such day (other than the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the following day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

Accrual of Interest:	For each of the Notes, accrued interest will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for any Note for each such day will be computed by multiplying the face amount of such Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Date:	Two London Business Days prior to each Interest Reset Date for each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes; and Each Interest Reset Date for the 2-yr FFO Floating Rate Notes.

Maximum Interest Rate for the Notes:	Maximum rate permitted by New York law.

Minimum Interest Rate for the Notes:	0.0%.

Exchange Listing:	None.

Other Provisions:

“LIBOR Telerate” means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Reuters Page LIBOR01 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or other page as may replace LIBOR01 on Reuters 3000 Xtra or any successor service) for the purpose of displaying the London interbank offered rates of major banks.

“Federal Funds (Open) Rate” means for any Interest Determination Date, the rate on that date for the Federal Funds open rate as that rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 5 (or any other page as may replace that page on that service) (“Telerate Page 5”) or if not available on Telerate Page 5, the Federal Funds open rate at Garvin Guy Butler (or any successor entity). If the Federal Funds open rate does not appear on Telerate Page 5 and is not available from Garvin Guy Butler, or if the rate is not yet published by 9:00 a.m. New York City time, on any Interest Determination Date, then the Federal Funds (Open) Rate will be the Federal Funds open rate as displayed on Bridge Telerate, Inc. (or any successor service) on page 4833 (or any other page as may replace that page on that service) or from Prebon Marshall Yamane (or any successor entity). The Federal Funds (Open) Rate will be calculated on a weighted basis, meaning Friday’s rate will be in effect for Saturday and Sunday.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York, and with respect to each of the 2-yr Floating Rate Notes and the 3-yr Floating Rate Notes, a day that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Trustee, Registrar, Authenticating Agent, U.S. Calculation Agent and U.S. Paying Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A.)

CUSIP:	125581 CV8 for the 2-yr Floating Rate Notes; 125581 CW6 for the 2-yr FFO Floating Rate Notes and 125581 CX4 for the 3-yr Floating Rate Notes.

ISIN:	US125581CV86 for the 2-yr Floating Rate Notes; US125581CW69 for the 2-yr FFO Floating Rate Notes and US125581CX43 for the 3-yr Floating Rate Notes.

Common Code:	029203512 for the 2-yr Floating Rate Notes; 029203504 for the 2-yr FFO Floating Rate Notes and 029203539 for the 3-yr Floating Rate Notes.

PLAN OF DISTRIBUTION

           We have entered into a terms agreement, dated as of March 7, 2007, with the Underwriters named below, for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and HSBC Securities (USA) Inc. are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

Underwriters of Notes		Principal Amount of
	2-yr Floating Rate Notes	2-yr FFO Floating Rate	3-yr Floating Rate Notes
		Notes
Credit Suisse Securities (USA) LLC	$266,667,000	$133,333,000	$266,667,000
Goldman, Sachs & Co	266,667,000	133,333,000	266,667,000
HSBC Securities (USA) Inc	266,666,000	133,334,000	266,666,000
Banc of America Securities LLC	40,000,000	20,000,000	40,000,000
Barclays Capital Inc	40,000,000	20,000,000	40,000,000
BNP Paribas Securities Corp	40,000,000	20,000,000	40,000,000
Merrill Lynch, Pierce, Fenner & Smith	40,000,000	20,000,000	40,000,000
Incorporated
RBC Capital Markets Corporation	40,000,000	20,000,000	40,000,000
Total	$1,000,000,000	$500,000,000	$1,000,000,000

           We have been advised by the Underwriters that they propose initially to offer the Notes to the public at the issue prices set forth on page one of this pricing supplement, and may offer the Notes to certain dealers at prices less a concession not in excess of 0.06% of the principal amount of the 2-yr Floating Rate Notes and the 2-yr FFO Floating Rate Notes and 0.10% of the principal amount of the 3-yr Floating Rate Notes. The Underwriters may allow, and the dealers may reallow, a concession to certain other dealers not in excess of 0.03% of the principal amount of the 2-yr Floating Rate Notes and the 2-yr FFO Floating Rate Notes and 0.05% of the principal amount of the 3-yr Floating Rate Notes. After the initial public offering, the public offering prices and these concessions may be changed from time to time.

           The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the Notes may not be liquid.

           The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

           In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase Notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase Notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

           Other than this pricing supplement, the accompanying prospectus and prospectus supplement, the registration statement of which they form a part and the issuer free writing prospectuses (collectively, the "Offering Documents") (each in electronic format as filed with the SEC), the information on any Web site is not a part of the Offering Documents.

          Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

           The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.